Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-                ) and related Prospectus of Jameson Inns, Inc. for the registration of 13,898,916 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2005, except for Note 13, as to which the date is March 25, 2005, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 5, 2005